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                                                                   Exhibit 99.3

                          Jupiter Media Metrix, Inc.
                   Proxy for Special Meeting of Stockholders
                      Solicited by the Board of Directors

   The undersigned hereby appoints Robert Becker and Jean Robinson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Jupiter Media Metrix, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of
said Company to be held at     on    ,        , 2002 at     a.m. Eastern
Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

   A vote FOR the following proposals is recommended by the Board of Directors:

   1. To adopt the agreement and plan of merger, dated October 25, 2001, by and among NetRatings, Inc., Sonoma Acquisition Corp., LLC, a wholly-owned subsidiary of NetRatings, Inc. and Jupiter Media Metrix, Inc. under which, among other things, Sonoma Acquisition Corp., LLC will merge with and into Jupiter Media Metrix, Inc. and Jupiter Media Metrix, Inc. will become a wholly-owned subsidiary of NetRatings, Inc. and each outstanding share of Jupiter Media Metrix, Inc. common stock will be converted into the right to receive the merger consideration described in the agreement.

                          FOR      WITHHELD      ABSTAIN

   2. To transact such other business as may properly come before the special meeting.

   The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 2.

   The special meeting may be adjourned either by the chairman of the meeting or by the vote of a majority of the shares casting votes. Any signed proxies received by Jupiter Media Metrix will be voted in favor of an adjournment or postponement in these circumstances unless the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

                                                Dated
                                                     (Be sure to date Proxy)

                                                     Signatures(s)

                                                     Print Name(s)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.